Exhibit 5.1
[Letterhead of Wilson Sonsini Goodrich & Rosati]
February 10, 2016

Aviat Networks
5200 Great America Parkway
Santa Clara, CA 95054

Re:	Registration Statement on Form S-8
Ladies and Gentlemen:
You have requested our opinion with respect to certain matters in connection with the filing by Aviat Networks, Inc. (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) covering the offering of up to 10,500,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), pursuant to the Aviat Networks, Inc. 2007 Stock Equity Plan (as amended, the “2007 Plan”).
It is our opinion that, when issued and sold in the manner described in the 2007 Plan and pursuant to the agreements that accompany the 2007 Plan, the Shares will be legally and validly issued, fully paid and non-assessable.
We consent to the filing of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever it appears in the Registration Statement and any amendments thereto. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/Wilson Sonsini Goodrich & Rosati